Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces 2012 Capital Budget and Guidance

CALGARY, ALBERTA, January 9, 2012 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced its capital budget and guidance for 2012.  Lone Pine’s capital budget for 2012 will focus almost entirely on light oil opportunities within the Company’s deep portfolio of assets.  Lone Pine has elected to pursue a 2012 capital program designed to maintain financial flexibility while focusing on high margin light oil projects.  Lone Pine intends to invest $200 — $220 million in 2012 and anticipates this capital budget will be approximately 1.1x forecasted adjusted discretionary cash flow.  Selected highlights from the Company’s 2012 capital budget and guidance include:

•                  Plans to allocate approximately $165 million, or approximately 80% of the total capital budget, to light oil at Evi

•                  Plans to drill and complete up to 48 gross (48 net) horizontal wells at Evi

•                  Continue to advance Evi development through further downspacing and additional infill drilling

•                  Average daily oil & NGLs net sales volumes of 5,500 bbls/d, representing an approximate 70% increase from 2011

•                  Average daily equivalent net sales volumes of 95 — 99 MMcfe/d, representing an approximate 3% increase from 2011

•                  Average net liquids production weighting expected to increase from 21% in 2011 to 35% in 2012 including a 2012 exit weighting of approximately 40%

•                  Adjusted discretionary cash flow expected to increase by over 50% in 2012

David M. Anderson, President & Chief Executive Officer of Lone Pine, stated, “In 2011, we made tremendous strides on our light oil transition and more than doubled our oil production weighting through the year.  Lone Pine plans to continue to build on this success in 2012 as we focus our capital budget on high margin light oil at Evi.  Given the current disparity between light oil and natural gas prices, we believe that allocating minimal capital towards natural gas is the practical approach at this time.  Lone Pine is a rate of return driven company and our focus in 2012 will be on growing bottom line cash flow per share over top line production per share.  We expect this capital budget, with its concentrated focus on light oil, to generate a more than 50% increase in adjusted discretionary cash flow in 2012 while maintaining a strong balance sheet and conservative leverage targets.

Lone Pine’s high quality, low risk asset base is the result of a multi-year repositioning aimed at creating a commodity diverse, low risk portfolio of assets capable of shifting capital between oil and natural gas in response to changing market conditions.  Since Lone Pine has no significant near term lease expiries or drilling obligations on our natural gas assets, we are able to focus exclusively on light oil projects while North American natural gas prices continue to trade at multi-year lows.  Should natural gas prices recover through 2012, we expect to be able to quickly respond to alter spending plans and allocate capital to our drill-ready natural gas projects.”

2012 Capital Budget

Lone Pine has set a 2012 capital budget of $200 — $220 million, which is detailed below.

(In $ millions)

Drilling & Completion
Light Oil	$150.0	-	$160.0
Natural Gas	10.0	-	10.0
Total	$160.0	-	$170.0
Equipment & Facilities	20.0	-	25.0
Land, Maintenance and G&A	20.0	-	25.0
Total Capital	$200.0		$220.0

The Company expects that approximately 80% of the total capital budget will be directed towards light oil development at Evi where Lone Pine plans to drill up to 48 gross (48 net) horizontal wells.  Based on the continued improvement in drilling efficiency the Company demonstrated in the second half of 2011, Lone Pine expects to complete the planned drilling program with the two rig program the Company currently has in place.  Lone Pine also intends to continue to expand its facilities at Evi to accommodate the growing crude oil volumes in the area and continue investment in the Company-operated waterflood pilot project that was initiated in 2011.

Lone Pine plans to fund its 2012 capital budget primarily through cash flow from operating activities.

2012 Guidance

The following guidance is subject to all the cautionary statements and limitations described below under the caption “Forward Looking Statements”.

Lone Pine expects total average net sales volumes of 95 — 99 MMcfe/d in 2012, which represents an organic growth rate of approximately 3% over average 2011 levels.  Average net sales volumes are expected to be comprised of 35% liquids (34% oil and 1% NGLs) and 65% natural gas.  The Company’s focus on high margin light oil projects is expected to result in a 70% increase in total liquids volumes over 2011 levels.

The following table summarizes selected guidance for 2012:

Average Daily Net Sales Volumes	95 – 99 MMcfe/d
Average Daily Working Interest Sales Volumes	102 – 106 MMcfe/d
Net Production Expense	$1.80 – $1.90 per Mcfe
General & Administrative Expense (excl. stock based compensation)	$0.40 – $0.50 per Mcfe
Depreciation, Depletion & Amortization Expense	$2.25 – $2.50 per Mcfe

As of December 31, 2011, Lone Pine had NYMEX natural gas and crude oil derivatives in place for 2012 covering the aggregate average daily volumes and weighted average prices shown below.

Natural Gas Swaps:
Contract Volumes (MMBtu/d)	25,000
Weighted Average Price (US$/MMBtu)	$5.09
% of Forecasted Production	40%

Crude Oil Swaps:
Contract Volumes (bbls/d)	2,000
Weighted Average Price (US$/bbl)	$102.35
Contract Volumes (bbls/d)	1,000
Weighted Average Price (CDN$/bbl)	$100.98
% of Forecasted Production	55%

Based on US$95.00/bbl WTI oil prices and US$3.50/Mcf NYMEX natural gas prices, Lone Pine expects adjusted discretionary cash flow to grow by over 50% in 2012 to approximately $190 million.  Adjusted discretionary cash flow is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” below for a description of the components of adjusted discretionary cash flow.

2011 Operational Update

In the fourth quarter of 2011, Lone Pine drilled 16 gross (16 net) wells at Evi with a 100% success rate.  During the fourth quarter of 2011, Lone Pine accelerated its previously announced capital program, which resulted in drilling an additional 5 gross (5 net) wells.  Including these additional wells, Lone Pine drilled a total of 47 gross (47 net) wells at Evi in 2011.  Lone Pine drilled a total of 6 gross (5.5 net) wells at Narraway in 2011 including 1 gross (1 net) new well drilled in the fourth quarter of the year.

The following information summarizes certain field estimated sales volumes for the three months ended December 31, 2011:

Three Months Ended
December 31, 2011
Average Daily Working Interest Sales Volumes
Natural Gas (MMcf/d)	75 - 76
Oil (bbls/d)	4,600 - 4,800
NGLs (bbls/d)	300 - 325
Total (MMcfe/d)	105 - 106
% Oil & NGLs	28%

Average Daily Net Sales Volumes
Natural Gas (MMcf/d)	71 - 72
Oil (bbls/d)	4,200 - 4,400
NGLs (bbls/d)	200 - 225
Total (MMcfe/d)	98 - 99
% Oil & NGLs	27%

Important Note: Lone Pine reports financial results in United States dollars and in accordance with United States GAAP and presents production volumes on a net after royalty basis, unless otherwise stated.

Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in the registration statement that Lone Pine filed with the SEC and the final prospectus dated May 25, 2011 that Lone Pine filed with the SEC and securities regulatory authorities in Canada, and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Prices for Lone Pine’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors.  The cost of services and materials needed to produce Lone Pine’s products are also determined by prevailing market conditions, both regional and worldwide.  These factors are beyond Lone Pine’s control and are difficult to predict.  In addition, prices received by Lone Pine for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products.  Lone Pine’s financial results and resources are highly influenced by this price volatility.

Estimates for Lone Pine’s future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.  The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events.  Lone Pine’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors.  Therefore, Lone Pine can give no assurance that its future results will be as estimated.

Non-GAAP Financial Measures

Adjusted discretionary cash flow consists of cash provided by operating activities before changes in working capital items.  Management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities.  This measure does not represent the residual cash flow available for discretionary expenditures, since Lone Pine has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Because of this, its utility as a measure of Lone Pine’s operating performance has material limitations.

Units of Equivalency

This news release discloses certain information on an “equivalency” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent) based on a conversion ratio of one bbl of liquids to six Mcf of natural gas.  Units of equivalency such as Mcfe and MMcfe may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of one bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000